File No. 811-21057
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2

                                       TO

                                   FORM N-8B-2

     Registration Statement of Unit Investment Trust Pursuant to Section 8(b) of the Investment Company Act of 1940.

                           ---------------------------

                             BLDRS INDEX FUNDS TRUST

       (AND SUBSEQUENT AND SIMILAR SERIES OF THE BLDRS INDEX FUNDS TRUST)

                           ---------------------------

|X|  Not the issuer of periodic payment plan certificates.

|_|  Issuer of periodic payment plan certificates.

|X|  Amended items:   59, and Exhibits.

VIII. FINANCIAL AND STATISTICAL INFORMATION

59.  Financial Statements of the Trust

Reference is made to the "Statement of Financial Condition" and "Schedule of Investments" contained in the Prospectus dated January 30, 2004, filed as part of Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 for file #333-84788, filed on January 30, 2004.

     Financial Statements of the Sponsor

Reference is made to the financial statements of Nasdaq Financial Products Services, Inc., Sponsor, as part of The Nasdaq Stock Market, Inc.'s current consolidated financial statements incorporated by reference to Form 10-K filed on March 31, 2003.

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this amendment to the registration statement to be duly signed on behalf of the registrant in the state of Maryland on the 4th day of February, 2004.


                                       Signature: BLDRS Index Funds Trust
                                                  -----------------------
                                                  (Name of Registrant)

                                    By: Nasdaq Financial Products Services, Inc.
                                        ----------------------------------------
                                        (Name of Sponsor, trustee or custodian)

                                        By: /s/ John L. Jacobs
                                            ------------------
                                        Name:   John L. Jacobs
                                        Title:  Chief Executive Officer


Attest:  /s/ Sara Nelson Bloom
         ---------------------
         Name:  Sara Nelson Bloom
         Title: Associate General Counsel
                The NASDAQ Stock Market Inc.

                                    EXHIBITS
                                    --------

No.         Description
---         -----------

1. Amendment Agreement dated and effective as of February 4, 2004 to the Standard Terms and Conditions of the BLDRS Index Funds Trust dated and effective as of November 8, 2002.